Exhibit 99.1

Contact:	Christopher T. Grubb Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.62

•	Quarterly revenues of $90.5 million, up 23% from prior year; year to date revenues up 16% from the prior year

•	Compensation expense ratio for the quarter at 49%; year to date at 56%

•	Non-compensation expense ratio for the quarter at 18%; year to date at 21%

•	Pre-tax profit margin for the quarter at 33%; year to date at 23%

•	Repurchased 252,207 shares of our common stock during the quarter through open market transactions

•	Recruited Managing Directors focused on coverage of the chemicals sector, the Canadian market and the Latin American market

NEW YORK, NEW YORK, July 26, 2016 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $90.5 million, net income allocated to common stockholders of $19.6 million and diluted earnings per share of $0.62 for the quarter ended June 30, 2016.

The Firm’s second quarter 2016 revenues of $90.5 million compare to revenues of $73.4 million for the same period in 2015, which represents an increase of $17.1 million, or 23%. For the second quarter of 2016, net income allocated to common stockholders of $19.6 million compares to $9.4 million for the same period in 2015, which represents an increase of $10.2 million, or 108%. Diluted earnings per share for the three months ended June 30, 2016 of $0.62 compares to $0.30 for the second quarter of 2015, which represents an increase of $0.32 per share, or 104%.

For the six months ended June 30, 2016, revenues of $157.4 million compare to $135.3 million for the comparable period in 2015, an increase of $22.1 million, or 16%. For the first half of 2016, net income allocated to common stockholders of $24.0 million compares to $17.0 million for the comparable period in 2015, which represents an increase of $7.0 million, or 41%. Diluted earnings per share for the six months ended June 30, 2016 of $0.75 compares to $0.55 for the same period in 2015, an increase of $0.20, or 36%.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We produced strong results for the second quarter and year to date, consistent in all respects with our commentary over the past couple quarters. We saw a significant rebound in transaction closings for the quarter, as we had expected, resulting in a 16% improvement in year to date revenue compared to last year. Our revenue year to date has been derived from a diverse mix of M&A, financing, restructuring and fund placement transactions across multiple industry sectors and primarily in the U.S. and Europe. Our compensation ratio for the year to date declined significantly from its level for the first quarter, as we suggested it would, and for the full year still looks on track to be slightly lower than last year as a result of our expectation of a higher level of revenue. Our non-compensation costs continue to look on track for a decline in absolute terms compared to last year, and our tax rate likewise continues to look on track for a decline compared to last year. And our strong cash flow allowed us to retire a portion of our term debt, pay our dividend, repurchase a modest amount of stock and end the quarter with an increased cash balance,” Robert F. Greenhill, Chairman, said.

“Despite significant market volatility both at the beginning of the year and more recently around Britain’s vote to leave the European Union, we continue to see a good level of M&A activity in the U.S. market. In addition, restructuring advisory activity in the U.S. continues to show improvement off the low base of recent years, and we are hopeful of significantly increased revenue in that area over time. Outside the U.S., particularly in the U.K. and Europe, the pace of new transaction activity in the market has continued to be below that of last year, but we are having some notable successes despite the soft market. Our capital advisory business (both primary fund raising and secondary transactions) has continued to post strong results despite the kind of market volatility that can sometimes delay investment decisions. Weighing the outlook for all our businesses and regions, we expect continued strong results for the second half, resulting in a year that should be attractive in absolute terms and even more so in comparison to our major competitors,” Scott L. Bok, Chief Executive Officer, commented.

On a year to date basis as of June 30, 2016, the number of completed transactions globally decreased by 11% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) decreased by 2%. The number of announced transactions globally decreased by 5% in year to date 2016 versus the same period in the prior year, while the volume of announced transactions decreased by 20%.1

1 Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of July 25, 2016.

Revenues

Revenues were $90.5 million in the second quarter of 2016 compared to $73.4 million in the second quarter of 2015, an increase of $17.1 million, or 23%. The increase in revenues principally resulted from a significant increase in the number and scale of completed transaction fees, offset in part by a decrease in announcement fees and lower retainer fee revenue.

For the six months ended June 30, 2016, revenues were $157.4 million compared to $135.3 million in 2015, an increase of $22.1 million, or 16%. This increase principally resulted from an increase in completed transaction fees, as well as the larger scale of the transactions that closed, offset in part by a decrease in announcement fees and lower retainer fee revenue.

Completed assignments in the second quarter of 2016 included:

•	the acquisition by 3i Infrastructure plc of an interest in Wireless Infrastructure Group;

•	the sale by Antin Infrastructure Partners of Antin Solar Investments to a consortium of investors comprised of Swiss Life Asset Management and Quercus Investment Partners;

•	the acquisition by Ball Corporation of Rexam plc;

•	the sale of Blount International Inc. to American Securities LLC and P2 Capital Partners, LLC;

•	the representation of Boehringer Ingelheim GmbH on a global collaboration with AbbVie Inc.;

•	the representation of Brasil/CT on a capital injection from Invest Tech;

•	the sale by CorMatrix Cardiovascular Inc. of synthetic royalty and milestone rights to Ligand Pharmaceuticals Incorporated;

•	the representation of Fairway Group Holdings Corp. on its pre-packaged Chapter 11 bankruptcy plan;

•	the representation of Frieze Events Ltd. on a partnership with, and strategic investment by, WME IMG Global;

•	the sale of Heartland Payment Systems, Inc. to Global Payments Inc.;

•	the sale by Hortifruti S.A. of a significant minority stake to Partners Group Holding AG;

•	the acquisition by MANN+HUMMEL GmbH of the global filtration operations of Affinia Group Holding, Inc.;

•	the representation of Policard Systems e Serviços S.A. on the sale of a controlling stake and subsequent merger with the Brazilian operations of Groupe Up;

•	the sale by Tesco plc of its Giraffe restaurants to the Boparan Private Office; and,

•	the sale by U.S. Bancorp of its majority stake in Elavon do Brasil to Stone Pagamentos, SA.

During the second quarter of 2016, our capital advisory group advised real estate fund general partners on four interim closings and three final closings of primary capital commitments from institutional investors. In addition, our secondary capital advisory group (Greenhill Cogent) advised institutional investors on 25 closings of sales of limited partnership interests in secondary market transactions.

In the second quarter of 2016, we announced that Benjamin Lyons (former Managing Director at RBC Capital Markets in their Global Industrials Group) will join the Firm as a Managing Director focused on the chemicals sector in our New York office, that Steve Mayer (former Managing Director at Goldman Sachs) will join us as President and Managing Director of Greenhill Canada in Toronto and that Mario Orozco (former Head of Latin American Advisory at UBS) will join us as a Managing Director focused on covering the Latin American region outside of Brazil from our New York office.

Expenses

Operating Expenses

Our total operating expenses for the second quarter of 2016 were $60.6 million, which compared to $57.6 million of total operating expenses for the second quarter of 2015. This represents an increase in total operating expenses of $3.0 million, or 5%, and principally resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in non-compensation expenses, both as described in more detail below. The pre-tax profit margin for the three months ended June 30, 2016 was 33% as compared to 22% for the same period in 2015.

For the six months ended June 30, 2016, total operating expenses were $121.0 million, compared to $107.3 million of total operating expenses for the same period in 2015. The increase of $13.7 million, or 13%, resulted principally from an increase in our compensation and benefits expenses, offset in part by a decrease in non-compensation expenses, both as described in more detail below. The pre-tax profit margin for the six months ended June 30, 2016 was 23% as compared to 21% for the same period in 2015.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2016	2015	2016	2015
	(in millions, unaudited)
Employee compensation and benefits expenses	$44.1	$39.6	$88.6	$73.0
% of revenues	49%	54%	56%	54%
Non-compensation expenses	16.5	18.0	32.4	34.3
% of revenues	18%	24%	21%	25%
Total operating expenses	60.6	57.6	121.0	107.3
% of revenues	67%	78%	77%	79%
Total income before tax	29.9	15.8	36.3	27.9
Pre-tax profit margin	33%	22%	23%	21%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the second quarter of 2016 were $44.1 million, which reflected a 49% ratio of compensation to revenues. This amount compared to $39.6 million for the second quarter of 2015, which reflected a 54% ratio of compensation to revenues. The increase of $4.5 million, or 11%, was principally attributable to significantly higher revenues during the period, partially offset by a lower compensation ratio as we focused on an appropriate level for the full year.

For the six months ended June 30, 2016, our employee compensation and benefits expenses were $88.6 million, which reflected a 56% ratio of compensation to revenues. This amount compared to $73.0 million for the same period in the prior year, which reflected a 54% ratio of compensation to revenues. The increase of $15.6 million, or 21%, was principally attributable to higher year to date revenue and a slightly higher compensation ratio.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $16.5 million in the second quarter of 2016 compared to $18.0 million in the second quarter of 2015, representing a decrease of $1.5 million, or 8%. The decrease in non-compensation expenses principally resulted from lower occupancy costs related to reduced cost levels outside of the U.S. and the sublease of redundant Cogent space, lower travel expenses, and foreign currency gains primarily related to our Brazilian operations, offset in part by a charge for an increase in the estimated fair value of the contingent cash consideration for the Cogent earnout. Interest expense for the quarter, included within non-compensation expenses, was $0.8 million.

For the six months ended June 30, 2016, our non-compensation expenses were $32.4 million compared to $34.3 million for the same period in 2015, representing a decrease of $1.9 million, or 5%. The decrease in non-compensation expenses principally resulted from lower occupancy costs as discussed above, lower professional fees due to the absence of transaction costs, which were incurred in the first quarter of 2015, related to the acquisition of Cogent, and foreign currency gains, partially offset by incremental operating and borrowing costs related to Greenhill Cogent, which we acquired after the first quarter of 2015 and an increase in the accrued charge for the contingent cash portion of the Cogent earnout. Interest expense for the first half of 2016, included within non-compensation expense, was $1.5 million.

Non-compensation expenses as a percentage of revenues for the three months ended June 30, 2016 were 18% compared to 24% for the same period in 2015. Non-compensation expenses as a percentage of revenues for the six months ended June 30, 2016 were 21% compared to 25% for the same period in the prior year. The decrease in non-compensation expenses as a percentage of revenues in the first six months of 2016 as compared to the same period in 2015 resulted from the effect of spreading lower non-compensation costs over significantly higher revenues.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

For the second quarter of 2016, the provision for income taxes was $10.2 million, which reflected an effective tax rate of 34%. This compared to a provision for income taxes in the second quarter of 2015 of $6.4 million, which reflected an effective tax rate of 40%. The increase in the provision for income taxes in the second quarter of 2016 as compared to the same period in the prior year was principally attributable to higher pre-tax income, partially offset by a lower effective tax rate, which resulted from the generation of a greater proportion of earnings from lower tax rate foreign jurisdictions.

For the six months ended June 30, 2016, the provision for taxes was $12.3 million, which reflected an effective tax rate of 34%. This compared to a provision for taxes for the six months ended June 30, 2015 of $10.9 million, which reflected an effective tax rate of 39%. The increase in the provision for income taxes in the six months ended June 30, 2016 as compared to the same period in 2015 resulted from higher pre-tax income, partially offset by a lower effective tax rate resulting from the generation of a greater proportion of foreign source earnings as discussed above.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of June 30, 2016, we had cash of $63.8 million and short-term revolving debt of $54.9 million. Additionally, as of June 30, 2016, we had $22.5 million outstanding of the term loan facility related to the funding of the acquisition of Cogent, which is payable in four equal semi-annual installments beginning October 31, 2016. During the second quarter of 2016, we repaid $11.25 million related to this term loan.

During the second quarter of 2016, we repurchased 252,207 shares of our common stock in open market purchases and 3,060 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate at an average price of $19.84 per share, for a total cost of $5.1 million. For the six months ended June 30, 2016, we repurchased 558,302 shares of our common stock, including 306,095 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $22.84 per share, for a total cost of $12.8 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 21, 2016 to common stockholders of record on September 7, 2016.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Tuesday, July 26, 2016, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, and Christopher T. Grubb, Chief Financial Officer, will review the Firm’s second quarter 2016 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 3868256. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10089218.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2015. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,

	2016	2015	2016	2015
Revenues
Advisory revenues	$90,265	$72,962	$156,818	$134,854
Investment revenues	220	380	532	371

Total revenues	90,485	73,342	157,350	135,225
Expenses
Employee compensation and benefits	44,110	39,604	88,616	73,021
Occupancy and equipment rental	4,879	5,482	9,550	10,342
Depreciation and amortization	791	921	1,639	1,642
Information services	2,140	2,192	4,510	4,382
Professional fees	1,749	1,767	3,258	4,159
Travel related expenses	2,958	3,405	5,774	5,659
Interest expense	802	789	1,548	1,067
Other operating expenses	3,191	3,412	6,132	7,013

Total expenses	60,620	57,572	121,027	107,285
Income before taxes	29,865	15,770	36,323	27,940
Provision for taxes	10,237	6,351	12,338	10,918

Net income allocated to common stockholders	$19,628	$9,419	$23,985	$17,022

Average shares outstanding:
Basic	31,712,959	30,934,832	31,898,939	30,707,895
Diluted	31,712,959	31,026,098	31,898,939	30,786,714
Earnings per share:
Basic	$0.62	$0.30	$0.75	$0.55
Diluted	$0.62	$0.30	$0.75	$0.55
Dividends declared and paid per share	$0.45	$0.45	$0.90	$0.90